UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___ )*


                       Enhanced S&P 500 Covered Call Fund
                     -------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                    ----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   29332W 10 7
                      -------------------------------------
                                 (CUSIP NUMBER)

                                  May 31, 2007
                      -------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                    -----------------------
CUSIP NO. 29332W 10 7                  13G                   PAGE 2 OF 7 PAGES
---------------------                                    -----------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Fixed Income Securities, L.P.
     20-0532180
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Citizenship or Place of Organization
     Texas, U.S.A.
--------------------------------------------------------------------------------
                 5    Sole Voting Power
                      0
 NUMBER OF       ---------------------------------------------------------------
   SHARES        6    Shared Voting Power
BENEFICIALLY          992,415
  OWNED BY       ---------------------------------------------------------------
    EACH         7    Sole Dispositive Power
 REPORTING            0
PERSON WITH      ---------------------------------------------------------------
                 8    Shared Dispositive Power
                      992,415
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
     992,415
--------------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     instructions)            [_]
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row 9
     10.72%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See instructions)
     BD
     IA
--------------------------------------------------------------------------------

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CUSIP NO. 29332W 10 7                  13G                   PAGE 3 OF 7 PAGES
---------------------                                    -----------------------

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1    Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Sterling Management LLC
     20-3532777
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Citizenship or Place of Organization
     Colorado, U.S.A.
--------------------------------------------------------------------------------
                 5    Sole Voting Power
                      0
 NUMBER OF       ---------------------------------------------------------------
   SHARES        6    Shared Voting Power
BENEFICIALLY          992,415
  OWNED BY       ---------------------------------------------------------------
    EACH         7    Sole Dispositive Power
 REPORTING            0
PERSON WITH      ---------------------------------------------------------------
                 8    Shared Dispositive Power
                      992,415
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
     992,415
--------------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     instructions)            [_]
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row 9
     10.72%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See instructions)
     HC
--------------------------------------------------------------------------------

---------------------                                    -----------------------
CUSIP NO. 29332W 10 7                  13G                   PAGE 4 OF 7 PAGES
---------------------                                    -----------------------

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Sterling Resources, Inc.
     84-1239309
--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------------
4    Citizenship or Place of Organization
     Colorado, U.S.A.
--------------------------------------------------------------------------------
                 5    Sole Voting Power
                      0
 NUMBER OF       ---------------------------------------------------------------
   SHARES        6    Shared Voting Power
BENEFICIALLY          992,415
  OWNED BY       ---------------------------------------------------------------
    EACH         7    Sole Dispositive Power
 REPORTING            0
PERSON WITH      ---------------------------------------------------------------
                 8    Shared Dispositive Power
                      992,415
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
     992,415
--------------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     instructions)            [_]
--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row 9
     10.72%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See instructions)
     HC
--------------------------------------------------------------------------------

ITEM 1.

      (a)  Name of Issuer:

                Enhanced S&P 500 Covered Call Fund

      (b)  Address of Issuer's Principal Executive Offices:

                800 Scudders Mill Road, Plainsboro, NJ 08536

ITEM 2.

      (a)  Name of Person Filing:

                Fixed Income Securities, L.P.
                Sterling Management LLC
                Sterling Resources, Inc.

      (b)  Address of Principal Business Office:

                18925 Base Camp Road, Monument, Colorado 80132

      (c)  Citizenship:  Texas, U.S.A.

      (d)  Title of Class of Securities:  Common Stock

      (e)  CUSIP Number:  29332W 10 7

ITEM 3.  If this statement is filed pursuant to ss. 240.13d-1(b) or
           240.13d-2(b) or (c), check whether the person filing is a:

      (a) [X] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) [_] Bank as defined in section 3(a)(6) of the Act
              (15 U.S.C. 78c).

      (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [X] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

      (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [X] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) [_] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

ITEM 4.  Ownership:

      (a)  Amount Beneficially Owned:  992,415

      (b)  Percent of Class:  10.72%

      (c)  Number of Shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:  0

         (ii)  Shared power to vote or to direct the vote:  992,415

        (iii)  Sole power to dispose or to direct the disposition of:  0

         (iv)  Shared power to dispose or to direct the disposition of:  992,415

ITEM 5.  Ownership of Five Percent or Less of a Class:

     N/A

ITEM 6.  Ownership of More than Five Percent on Behalf of Another:

     Fixed Income Securities, L.P. is sponsor of several unit investment trusts which hold shares of common stock of the issuer. No unit investment trust sponsored by Fixed Income Securities, L.P. holds 5% or more of the issuer's common stock. Sterling Management, LLC is the general partner of Fixed Income Securities L.P. Sterling Resources, Inc., is the sole member of Sterling Management, LLC.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     See Item 6

ITEM 8.  Identification and Classification of Members of the Group:

     N/A

ITEM 9. Notice of Dissolution of Group:

     N/A

ITEM 10. Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


FIXED INCOME SECURITIES, L.P.

By: /s/ Scott Colyer                                      June 8, 2007
--------------------                                  --------------------
Scott Colyer
President/CEO


STERLING MANAGEMENT LLC

By: /s/ Scott Colyer                                      June 8, 2007
--------------------                                  --------------------
Scott Colyer
Managing Member


STERLING RESOURCES, INC.

By: /s/ Scott Colyer                                      June 8, 2007
--------------------                                  --------------------
Scott Colyer
President










ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)